Exhibit (a)(1)(E)

OMNITURE, INC.

STOCK OPTION EXCHANGE PROGRAM

ELECTION FORM

THE OFFER EXPIRES AT 10:00 P.M., MOUNTAIN TIME, ON JUNE 15, 2009,
UNLESS THE OFFER IS EXTENDED

Name:

Before signing this Election Form, please make sure you have received, read and understand the documents that make up this Exchange Offer, including (1) the Offer to Exchange Certain Employee Stock Options for New Options (referred to as the “Exchange Offer” or the “Offer”); (2) the e-mail from Josh James, dated May 18, 2009; (3) the e-mail from Eric McAllister, dated May 18, 2009; (4) the Summary of the Stock Option Exchange Program; (5) the Instructions, which form part of the terms and conditions of the Exchange Offer (the “Instructions”); (6) this Election Form; and (7) the Terms of Election before completing and signing this page. The Offer is subject to the terms of these documents as they may be amended. The Exchange Offer provides eligible employees who hold eligible stock options (“Eligible Options”) the opportunity to exchange these options for new options as set forth in Section 2 of the Exchange Offer. This Offer expires at 10:00 p.m., Mountain Time, on June 15, 2009, unless extended.

If you wish to participate in the Exchange Offer, please check the “Yes” box in the “Exchange Entire Eligible Option” column. Please note that if the “No” box is checked under the “Exchange Entire Eligible Option” column, the Eligible Option will not be exchanged and your Eligible Option will remain outstanding subject to its original terms.

		Original	Shares	Shares	New Monthly
Original		Exercise	Subject to	Subject	Vesting		Exchange
Grant	Grant	Price Per	Eligible	to New	Schedule	New Term	Entire Eligible
Date	Number	Share	Option	Option	(Months)	(Years)	Option?

☐ Yes ☐ No

In accordance with the terms outlined in the Offer documents, if you elect to exchange your Eligible Options, you will receive a new option. See the Exchange Offer for further details. You will lose your rights to all exchanged options that are cancelled under the Offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE EXCHANGE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

In making this election, you agree that Omniture may use, collect and transfer your personal data for the purpose of implementing, administering and managing your participation in the Exchange Offer. Such personal data may be transferred to Omniture and to any third parties assisting Omniture with the Exchange Offer, and these recipients may be located in the U.S. or elsewhere.

Please note that you may change your election by submitting a new properly completed and signed Election Form prior to the closing date, which will be 10:00 p.m., Mountain Time, on June 15, 2009, unless we extend the Offer. The last valid election in place prior to the expiration of the Exchange Offer shall control.

Your signature and submission of this Election Form indicates that you have read and agreed to the attached Terms of Election.

(Signature of Optionee or Authorized Signatory)

(Optionee’s Name, please print in full)

Date:

Address:

E-mail Address:

EMAIL OR FAX THIS ENTIRE ELECTION FORM
TO THE STOCK ADMINISTRATION TEAM AT OMNITURE
BEFORE 10:00 P.M., MOUNTAIN TIME, ON JUNE 15, 2009.
(Email to stockadmin@omniture.com or Fax to (801) 406-0349)

DELIVERY OF YOUR PAPER ELECTION FORM OTHER THAN VIA EMAIL OR FAX
WILL NOT CONSTITUTE VALID DELIVERY.

OMNITURE, INC.

STOCK OPTION EXCHANGE PROGRAM

INSTRUCTIONS

(Note: These Instructions form part of the terms and conditions of the Exchange Offer)

1. Delivery of Election Form.  A properly completed and duly executed Election Form must be received by Omniture by 10:00 p.m. Mountain Time on June 15, 2009, unless the Offer is extended. We will not accept delivery of any Election Form after expiration of the Offer. If we do not receive a properly completed and duly executed Election Form (either electronically through the Exchange Offer Website or through a paper Election Form via e-mail or via facsimile) from you before the expiration of the Offer, we will not accept your Eligible Options for exchange and such Eligible Options will not be exchanged pursuant to this Offer.

If you are not able to submit your election electronically via the Exchange Offer Website as a result of technical failures, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Exchange Offer Website for any reason, you must complete a paper Election Form and return it to the Stock Administration Team at Omniture via e-mail to stockadmin@omniture.com or facsimile at (801) 406-0349 before 10:00 p.m., Mountain Time, on June 15, 2009 (unless the offering period is extended). To obtain a paper Election Form, please either print this Election Form from the Exchange Offer Website or contact the Stock Administration Team at stockadmin@omniture.com.

Omniture intends to confirm the receipt of your Election Form by e-mail. If you have not received an e-mail confirmation that Omniture received your response, we recommend that you contact the Company to confirm that your Election Form has been received. If you need to confirm receipt, please call the Exchange Offer Hotline at (801) 932-7504.

You may change your mind after you have submitted an Election Form and submit a new Election Form at any time before the closing date, which will be June 15, 2009, at 10:00 p.m. Mountain Time, unless the offering period is extended. If we extend the offering period, you may submit a new Election Form with respect to some or all of your Eligible Options at any time until the extended Offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before 10:00 p.m. Mountain Time on June 15, 2009 (unless we extend the Offer).

To validly change your election, you must access the Exchange Offer Website at https://Omniture.equitybenefits.com and complete and deliver a new Election Form electronically or fill out and deliver a new paper Election Form to the Stock Administration Team at Omniture via e-mail to stockadmin@omniture.com or facsimile at (801) 406-0349 prior to the expiration of the Offer. You should print or make a copy of your new Election Form and confirmation statement (if you submit electronically) and keep those documents with your other records for the Exchange Offer.

While participation in the Exchange Offer is completely voluntary, if you elect not to exchange some or all of your Eligible Options pursuant to the Offer, then you will retain the Eligible Options under their original terms.

2. Exchange.  If you intend to exchange your Eligible Options pursuant to the Offer, you must access your account at the Exchange Offer Website at https://omniture.equitybenefits.com and properly complete and duly execute the Election Form or fill out and properly submit a duly executed and dated paper Election Form via e-mail to stockadmin@omniture.com or via facsimile at (801) 406-0349.

3. Signatures on the Election Form.  You must electronically sign the Election Form if you submit your election through the Exchange Offer Website. If you submit a paper Election Form, you must physically sign the Election Form.

4. Requests for Assistance or Paper Copies.  If you need paper copies of the Offer documents or the Election Forms, you should contact the Exchange Offer Hotline at (801) 932-7504 or our Stock Administration Team at stockadmin@omniture.com. Copies will be furnished promptly at Omniture’s expense. You can also view and print documents at https://omniture.equitybenefits.com/Documents/.

For general questions concerning this Offer, please call the Exchange Offer Hotline at (801) 932-7504.

5. Reservation of Rights.  Omniture reserves the right, at our discretion, at any time, to extend the period of time during which the Exchange Offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which the Offer is open, we will give you written notice of the extension and delay, as described below. If we extend the offering period, we will also extend your right to make or withdraw elections with respect to Eligible Options until such extended closing date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 7:00 a.m., Mountain Time, on the next U.S. business day after the previously scheduled closing date.

We also reserve the right, in our reasonable judgment, before the closing date to terminate or amend the Exchange Offer by giving written notice of the termination or postponement to you or by making a public announcement of the termination.

Subject to compliance with applicable law, we further reserve the right, before the closing date, in our discretion, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in this Offer or by decreasing or increasing the number of options being sought in this Offer.

6. Important Tax Information.  If you are a U.S. tax resident, you should refer to Section 14 of the Exchange Offer, which contains material U.S. federal income tax information concerning the Offer. If you are an employee residing outside the U.S., you should refer to Section 15 and Schedule C of the Exchange Offer. We strongly recommend that you consult your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating or not participating in the Offer.

7. Copies.  You should print a copy of this Election Form, after you have completed and electronically signed it, and retain it for your records, or you should make a copy of your paper Election Form and retain it for your records.

8. Paper Delivery.  Please remember that if you are not able to submit your election electronically via the Exchange Offer Website as a result of technical failures, such as the Exchange Offer Website being unavailable or the Exchange Offer Website not accepting your election for some reason, or if you do not otherwise have access to the Exchange Offer Website for any reason, you must complete and sign a paper Election Form and return it to the Stock Administration Team at Omniture via e-mail to stockadmin@omniture.com or facsimile at (801) 406-0349 before 10:00 p.m., Mountain Time, on June 15, 2009 (unless the Offer is extended). To obtain a paper Election Form, please either print this Election Form or contact our Stock Administration Team at stockadmin@omniture.com.

IMPORTANT: IN ORDER FOR YOU TO PARTICIPATE, A VALID, COMPLETED
AND SIGNED ELECTION FORM MUST BE RECEIVED BY OMNITURE BY 10:00 P.M.,
MOUNTAIN TIME, ON JUNE 15, 2009 (UNLESS WE EXTEND THE OFFER).

OMNITURE, INC.

STOCK OPTION EXCHANGE PROGRAM

TERMS OF ELECTION

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in the Exchange Offer, please indicate your election by checking the applicable boxes on the Election Form and if submitting a paper Election Form, please return the completed and signed Election Form to the Stock Administration Team at Omniture via e-mail to stockadmin@omniture.com or facsimile at (801) 406-0349 before 10:00 p.m., Mountain Time, on June 15, 2009, unless the Offer is extended.

You may withdraw this election by submitting a new properly completed and signed Election Form prior to the closing date which will be 10:00 p.m., Mountain Time, on June 15, 2009, unless we extend the Offer.

By participating in the Exchange Offer and electing to exchange my Eligible Options, I understand and agree to all of the following:

1. I hereby agree to exchange my Eligible Options for new options as indicated on the Election Form in accordance with the terms of the Exchange Offer, dated May 18, 2009, of which I hereby acknowledge receipt. Each Eligible Option indicated on the Election Form will be cancelled on June 15, 2009, or, if the Offer is extended, on the extended closing date. A new option will be granted to me effective June 15, 2009, in accordance with the terms of the Offer or, if the Exchange Offer is extended, on the extended closing date.

2. The Exchange Offer is currently set to expire at 10:00 p.m. Mountain Time on June 15, 2009, unless Omniture, in its discretion, extends the period of time during which the Offer will remain open.

3. If I cease to be employed by Omniture or its subsidiaries before Omniture grants me new options in exchange for my Eligible Options, I will not receive any new options. Instead, I will keep my current Eligible Options and they will expire in accordance with their terms.

4. Until 10:00 p.m., June 15, 2009, I will have the right to amend the elections that I have made with respect to some or all of my Eligible Options that I elected to exchange. However, after that date and time I will have no ability to amend my election. The last properly submitted election, whether electronically or in paper form, delivered via e-mail or facsimile, prior to the closing of the Offer shall be binding. Until the offering period closes on June 15, 2009, I may withdraw my tendered Eligible Options at any time prior to Omniture’s acceptance of such options for exchange pursuant to the Offer.

5. The tender of some or all of my Eligible Options will constitute my acceptance of all of the terms and conditions of the Offer. Acceptance by Omniture of my Eligible Options for exchange pursuant to the Offer will constitute a binding agreement between Omniture and me upon the terms and subject to the conditions of the Offer.

6. I am the registered holder of the Eligible Options tendered hereby, and my name and other information appearing on the Election Form are true and correct.

7. I am not required to tender some or all of my Eligible Options pursuant to the Offer.

8. Omniture and/or any third parties hired by Omniture to assist it with respect to the Offer cannot give me legal, tax or investment advice with respect to the Offer and I have been advised to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Offer.

9. Under certain circumstances set forth in the Exchange Offer, Omniture may terminate or amend the Offer and postpone its acceptance of the Eligible Options I have elected to exchange. Should the Eligible Options tendered herewith not be accepted for exchange, such options will continue to be governed by their original terms and conditions.

10. I understand that if I do not clearly mark the box electing to exchange each of my Eligible Options on the Election Form, such Eligible Options will not be exchanged.

I understand that neither Omniture nor its Board of Directors (nor the Compensation Committee of the Board) is making any recommendation as to whether I should exchange or refrain from exchanging my Eligible Options, and that I must make my own decision whether to tender my Eligible Options, taking into account my own personal circumstances and preferences. I understand that the exchanged options may decline in value when I decide to exercise such options. I further understand that past and current market prices of Omniture common stock may provide little or no basis for predicting what the market price of Omniture common stock will be when Omniture grants me new options in exchange for my tendered Eligible Options or at any other time in the future.

Please review carefully the Exchange Offer; the e-mail from Josh James, dated May 18, 2009; the e-mail from Eric McAllister, dated May 18, 2009; the Summary; the Instructions; the Election Form; and the Terms of Election.